Exhibit 99.1
SOUTHSIDE BANCSHARES, INC.
ANNOUNCES RECORD EARNINGS FOR THE
THREE AND SIX MONTHS ENDED JUNE 30, 2008
NASDAQ Global Select Market Symbol - "SBSI"

Tyler, Texas (July 25, 2008) Southside Bancshares, Inc. (“Southside” or the “Company”) today reported its financial results for the three and six months ended June 30, 2008.

Southside reported record net income of $8.5 million for the three months ended June 30, 2008, an increase of $3.9 million, or 86.0%, when compared to $4.6 million for the same period in 2007.

Net income for the six months ended June 30, 2008, increased $5.7 million, or 68.6% to $14.1 million from $8.4 million, for the same period in 2007.

Earnings per fully diluted share increased $0.28, or 87.5%, to $0.60 for the three months ended June 30, 2008, when compared to $0.32 for the same period in 2007.  Earnings per fully diluted share increased $0.40, or 67.8%, to $0.99 for the six months ended June 30, 2008, compared to $0.59 for the same period in 2007.

The return on average shareholders’ equity for the six months ended June 30, 2008, increased to 20.06%, compared to 14.70%, for the same period in 2007.  The return on average assets increased to 1.27%, for the six months ended June 30, 2008, compared to 0.91%, for the same period in 2007.

“Our unwavering objective remains creating superior long-term returns for our shareholders,” stated B. G. Hartley, Chairman and CEO of Southside Bancshares, Inc.  “To that end, we remain committed to making investments designed to enhance franchise value.  Given the global economic uncertainties and chaotic conditions under which some in the financial industry are struggling, we are especially pleased to announce record net income for the second quarter and six months ended June 30, 2008.  The earnings reported today are in large measure the result of strategic investments and decisions initiated, in some cases, years ago.  I would like to report on a few initiatives and benchmarks on which we are currently focused.  We anticipate many of these results will positively impact earnings well into the future.”

“Our regional lending initiative continues to bear fruit.  Total loans increased $17.0 million, or 1.8%, during the first half of 2008.  We have increased our focus on traditional, less volatile core deposits.  Total deposits, net of brokered deposits, increased $95.5 million, or 6.8%, during the first six months of 2008.  During the first half of 2008, we called $123.4 million of brokered deposits issued in a higher rate environment.  We have replaced them with lower rate long-term advances at the FHLB.  We use the same rigorous methodology to determine appropriate funding sources as we do to determine appropriate asset classes. The current economic troubles have forced many in the financial services industry to return to the basics.  Southside, however, did not feel the need to depart from basic community banking.”

“We continue to make progress with respect to our two major acquisitions.  Fort Worth National Bank is rapidly integrating into the Southside network.  During the third quarter we anticipate introducing the Southside name into the Fort Worth National Bank markets.  As the integration continues to progress, we anticipate further synergies in lending and deposit activities.  We are also working to reduce total non-interest expense as we increase the economies of scale.  Southside has traditionally built businesses with available proven talent.  The Fort Worth metropolitan area has a large, dynamic labor pool, and we have been able to capitalize on the current turmoil in the financial sector by, successfully recruiting several banking professionals.  We expect to begin integrating these individuals into the Southside franchise during the third quarter.  Southside Financial Group (“SFG”) continues to progress according to plan.  We are especially pleased to have added Gary Perdue to SFG.  We believe we are putting the pieces into place for SFG to be a meaningful contributor to future earnings.”

“In the investment portfolio, we have realigned our agency mortgage-backed securities to profit from a slower, less robust real estate market.  Our entire mortgage-backed portfolio is comprised of U. S. Agency securities.  As real estate continued to weaken during 2008, we reviewed our investment portfolio and identified certain securities with poor economics in the event that housing turnover (as well as simple refinancing) slowed appreciably.  Put simply, specific lower coupon bonds tended to have that exposure.  We liquidated lower coupon bonds and replaced them with higher coupon securities that actually performed better as housing slowed.  The net result was an increase in the average coupon for our mortgage-backed securities portfolio of just slightly over 30 basis points.”

“Determining the appropriate size of the balance sheet is one of the critical decisions any bank makes.  At Southside, the balance sheet is not merely the result of a series of micro-decisions, but rather the size is controlled based on the economics of assets compared to the economics of funding.  Our balance sheet has grown recently after a period of slight shrinkage during portions of 2006 and 2007.  As a large number of firms are forced to shrink their balance sheet, the economics of funding additional assets has become advantageous to us.  As this economic situation persists, we will continue to add assets as they become available.  These assets, may include investment securities, loans, a branch network, as well as traditional organic and non-organic growth.  We believe we are fortunate to be in a position to increase the size of the balance sheet at a time when some in the financial sector are forced to reduce assets.”

Loan and Deposit Growth

For the three months ended June 30, 2008, total loans decreased slightly by $2.6 million, or 0.27%.  Management believes that the loan portfolio remains well diversified.  During the quarter ended June 30, 2008, all real estate loan categories decreased along with loans to individuals while commercial and municipal loan portfolios increased.  When comparing the period ended June 30, 2008 to the comparable period in 2007, total loans grew by $209.5 million, or 27.3%.  Approximately $90.5 million of the increase is due to the purchase of Fort Worth National Bank in October of 2007 and approximately $63.0 million of SFG automobile loans.  The remaining $56.0 million increase is due to loan growth at Southside Bank.  We are pleased that our loan growth is well diversified as all loan categories increased when comparing June 30, 2008 to the same period in 2007.

Nonperforming assets decreased $487,000, or 6.0%, for the three months ended June 30, 2008, when compared to March 31, 2008.  The ratio of non-performing assets to total assets decreased to one third of one percent or 0.33% from 0.36% at March 31, 2008.  Nonperforming assets increased $5.3 million, or 229.0%, when comparing June 30, 2008 to June 30, 2007.  The ratio of non-performing assets to total assets increased but remained relatively low at 0.33%.  It is important to note that approximately $3.0 million of the nonperforming assets represents two loan relationships placed in nonaccrual during the six months ended June 30, 2008 and while we believe these loans are properly classified, based on information currently available, we do not believe there will be any significant nonreserved losses associated with these two loan relationships.  In addition, approximately $1.2 million of SFG automobile loans were in nonaccrual status at June 30, 2008 compared to zero at June 30, 2007.  This increase is a result of the $63 million in auto loan purchases by SFG beginning in September 2007.

Deposits, net of brokered deposits, increased $89.4 million, or 6.4%, to $1.5 billion during the three months ended June 30, 2008, when compared to March 31, 2008.  During the quarter we called $32.2 million of brokered deposits.  When comparing the period ended June 30, 2008 to the comparable period in 2007, deposits, net of brokered deposits, increased $280.2 million, or 23.1%.  Approximately $104.0 million of the increase is due to the purchase of Fort Worth National Bank and approximately $176.0 million of core deposit growth at Southside Bank.

Net Interest Income

Net interest income increased $7.8 million, or 77.9%, to $17.9 million for the three months ended June 30, 2008, when compared to $10.1 million for the same period in 2007.  This is a result of an increase in the average yield on our interest earning assets combined with a decrease in the average yield on the average interest bearing liabilities. The increase in the yield on interest earning assets is reflective of the purchase of $63.0 million of high yield auto loans by SFG, the addition of approximately $90.5 million of loans associated with the acquisition of Fort Worth National Bank, an 11 basis point increase in the yield on our securities portfolio and an increase in average interest earning assets of $392.1 million, or 23.2%. The decrease in the average yield on interest bearing liabilities is a result of an overall decrease in interest rates and calling $123.4 million of high yield brokered deposits during 2008.  For the three months ended June 30, 2008, our net interest spread increased to 3.06% from 1.71% and our net interest margin increased to 3.65% from 2.57% when compared to the same period in 2007.  The net interest margin and net interest spread for the three months ended June 30, 2008, increased to 3.65% and 3.06%, respectively, from 3.22% and 2.55% for the three months ended March 31, 2008.

Net Income for the Three Months

The increase in net income for the three months ended June 30, 2008, was primarily a result of the increase in net interest income and noninterest income partially offset by an increase in provision for loan loss and noninterest expense.  Noninterest income, excluding gain on available for sale securities, increased $971,000, or 14.6%, for the three months ended June 30, 2008, compared to the same period in 2007.  The increase in noninterest income was primarily the result of increases in deposit services income, gain on sale of loans and bank owned life insurance income primarily as a result of a death benefit on a retired officer.  During the three months ended June 30, 2008, we primarily sold specific low coupon mortgage-backed securities where the risk reward profile had changed along with long duration municipal securities. As a result, we realized a $3.7 million gain on the sale of available for sale securities during the second quarter of 2008.  Provision for loan losses increased $2.7 million, or 1,258.1%, for the three months ended June 30, 2008, compared to the same period in 2007 primarily as a result of the $63 million investment in the automobile loan portfolios.

Noninterest expense increased $3.0 million, or 26.4%, for the three months ended June 30, 2008, compared to the same period in 2007.  Due to the acquisition of Fort Worth National Bank during the fourth quarter of 2007 and SFG in the third quarter of 2007, most noninterest expense categories experienced increases.  The increase in noninterest expense was primarily a result of the increase in salaries and employee benefits, occupancy expense and other expense.  The increase in salaries and employee benefits for the three months ended June 30, 2008 were $1.5 million, or 20.7%, compared to the same period in 2007.

About Southside Bancshares, Inc.

Southside Bancshares, Inc. is a bank holding company with approximately $2.3 billion in assets that owns 100% of Southside Bank and Fort Worth National Bank.  Southside Bank and Fort Worth National Bank currently have 44 banking centers in Texas and operate a network of 45 ATMs.

To learn more about Southside Bancshares, Inc., please visit our investor relations website at www.southside.com/investor.  Our investor relations site provides a detailed overview of our activities, financial information and historical stock price data.  To receive e-mail notification of company news, events and stock activity, please register on the E-mail Notification portion of the website.  Questions or comments may be directed to Susan Hill at (903) 531-7220, or susanh@southside.com.

Forward-Looking Statements

Certain statements of other than historical fact that are contained in this document and in written material, press releases and oral statements issued by or on behalf of the Company, a bank holding company, may be considered to be “forward-looking statements” within the meaning of and subject to the protections of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are not guarantees of future performance, nor should they be relied upon as representing management’s views as of any subsequent date.  These statements may include words such as "expect," "estimate," "project," "anticipate," “appear,” "believe," "could," "should," "may," "intend," "probability," "risk," "target," "objective," "plans," "potential," and similar expressions.  Forward-looking statements are statements with respect to the Company’s beliefs, plans, expectations, objectives, goals, anticipations, assumptions, estimates, intentions and future performance and are subject to significant known and unknown risks and uncertainties, which could cause the Company's actual results to differ materially from the results discussed in the forward-looking statements.  For example, discussions of the effect of the Company’s expansion, including expectations of the costs and profitability of such expansion, trends in asset quality and earnings from growth, and certain market risk disclosures are based upon information presently available to management and are dependent on choices about key model characteristics and assumptions and are subject to various limitations.  By their nature, certain of the market risk disclosures are only estimates and could be materially different from what actually occurs in the future.  As a result, actual income gains and losses could materially differ from those that have been estimated.

Additional information concerning the Company and its business, including additional factors that could materially affect the Company’s financial results, is included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 under “Forward-Looking Information” and Item 1A. “Risk Factors,” and in the Company’s other filings with the Securities and Exchange Commission.  The Company disclaims any obligation to update any factors or to announce publicly the result of revisions to any of the forward-looking statements included herein to reflect future events or developments.

	At	At	At
	June 30,	December 31,	June 30,
	2008	2007	2007
	(dollars in thousands)
	(unaudited)

Selected Financial Condition Data (at end of period):

Total assets	$2,323,788	$2,196,322	$1,821,776
Loans	978,269	961,230	768,739
Allowance for loan losses	11,527	9,753	7,367
Mortgage-backed and related securities:
Available for sale, at estimated fair value	851,331	727,553	599,326
Held to maturity, at cost	173,453	189,965	207,262
Investment securities:
Available for sale, at estimated fair value	110,581	109,928	88,566
Held to maturity, at cost	477	475	1,353
Federal Home Loan Bank and Federal Reserve stock, at cost	28,859	19,850	15,540
Deposits	1,498,072	1,530,491	1,336,350
Long-term obligations	422,895	146,558	110,012
Shareholders’ equity	140,989	132,328	115,494
Nonperforming assets	7,646	3,946	2,324
Nonaccrual loans	5,807	2,913	1,637
Loans 90 days past due	907	400	408
Restructured loans	170	225	179
Other real estate owned	465	153	23
Repossessed assets	297	255	77

Asset Quality Ratios:
Nonaccruing loans to total loans	0.59%	0.30%	0.21%
Allowance for loan losses to nonaccruing loans	198.50	334.81	450.03
Allowance for loan losses to nonperforming assets	150.76	247.16	317.00
Allowance for loan losses to total loans	1.18	1.01	0.96
Nonperforming assets to total assets	0.33	0.18	0.13
Net charge-offs to average loans	0.70	0.09	0.04

Capital Ratios:
Shareholders’ equity to total assets	6.07	6.02	6.34
Average shareholders’ equity to average total assets	6.33	6.22	6.22

LOAN PORTFOLIO COMPOSITION

The following table sets forth loan totals by category for the periods presented:
,
	At	At	At
	June 30,	December 31,	June 30,
	2008	2007	2007
		(in thousands)
		(unaudited)
Real Estate Loans:
Construction	$97,083	$96,356	$46,876
1-4 Family Residential	240,149	237,888	223,996
Other	203,109	211,280	177,918
Commercial Loans	167,963	154,171	125,609
Municipal Loans	120,194	112,523	110,416
Loans to Individuals	149,771	149,012	83,924
Total Loans	$978,269	$961,230	$768,739

	At or for the		At or for the
	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2008	2007	2008	2007
	(dollars in thousands)		(dollars in thousands)
	(unaudited)		(unaudited)

Selected Operating Data:
Total interest income	$31,575	$24,380	$63,671	$49,577
Total interest expense	13,680	14,319	30,406	29,490
Net interest income	17,895	10,061	33,265	20,087
Provision for loan losses	2,947	217	5,186	334
Net interest income after provision for loan losses	14,948	9,844	28,079	19,753
Noninterest income
Deposit services	4,667	4,270	9,084	8,198
Gain on securities available for sale	3,660	6	5,752	435
Gain on sale of loans	847	724	1,312	1,069
Trust income	619	576	1,212	1,040
Bank owned life insurance income	758	268	1,068	532
Other	736	818	1,561	1,526
Total noninterest income	11,287	6,662	19,989	12,800
Noninterest expense
Salaries and employee benefits	8,806	7,298	17,519	14,402
Occupancy expense	1,427	1,190	2,815	2,358
Equipment expense	329	242	641	470
Advertising, travel & entertainment	496	449	960	870
ATM and debit card expense	304	242	592	496
Director fees	147	141	291	268
Supplies	206	188	383	336
Professional fees	353	240	787	551
Postage	182	155	366	303
Telephone and communications	257	193	515	384
Other	1,974	1,118	3,963	2,254
Total noninterest expense	14,481	11,456	28,832	22,692
Income before income tax expense	11,754	5,050	19,236	9,861
Provision for income tax expense	3,223	463	5,159	1,511
Net income	$8,531	$4,587	$14,077	$8,350

Common share data:
Weighted-average basic shares outstanding	13,843	13,688	13,824	13,660
Weighted-average diluted shares outstanding	14,190	14,109	14,175	14,102
Net income per common share
Basic	$0.62	$0.33	$1.02	$0.61
Diluted	0.60	0.32	0.99	0.59
Book value per common share	-	-	10.15	8.41
Cash dividend declared per common share	0.13	0.12	0.25	0.23

Selected Performance Ratios:
Return on average assets	1.53%	1.02%	1.27%	0.91%
Return on average shareholders’ equity	23.82	15.79	20.06	14.70
Average yield on interest earning assets	6.29	5.98	6.39	5.96
Average yield on interest bearing liabilities	3.23	4.27	3.59	4.28
Net interest spread	3.06	1.71	2.80	1.68
Net interest margin	3.65	2.57	3.44	2.52
Average interest earnings assets to average interest bearing liabilities	122.06	125.70	121.25	124.37
Noninterest expense to average total assets	2.60	2.55	2.60	2.49
Efficiency ratio	53.59	65.47	57.17	66.72

RESULTS OF OPERATIONS

The analysis below shows average interest earning assets and interest bearing liabilities together with the average yield on the interest earning assets and the average cost of the interest bearing liabilities.

	AVERAGE BALANCES AND YIELDS
	(dollars in thousands)
	(unaudited)
	Six Months Ended
	June 30, 2008			June 30, 2007
	AVG BALANCE	INTEREST	AVG YIELD	AVG BALANCE	INTEREST	AVG YIELD
ASSETS
INTEREST EARNING ASSETS:
Loans(1) (2)	$977,105	$37,188	7.65%	$767,168	$26,259	6.90%
Loans Held For Sale	3,055	70	4.61%	3,884	96	4.98%
Securities:
Investment Securities (Taxable)(4)	51,795	1,070	4.15%	59,374	1,452	4.93%
Investment Securities (Tax-Exempt)(3)(4)	86,750	2,833	6.57%	40,893	1,449	7.15%
Mortgage-backed and Related Securities (4)	915,471	23,993	5.27%	833,161	21,097	5.11%
Total Securities	1,054,016	27,896	5.32%	933,428	23,998	5.18%
FHLB stock and other investments, at cost	26,731	476	3.58%	21,517	700	6.56%
Interest Earning Deposits	1,129	20	3.56%	551	17	6.22%
Federal Funds Sold	5,412	71	2.64%	2,140	52	4.90%
Total Interest Earning Assets	2,067,448	65,721	6.39%	1,728,688	51,122	5.96%
NONINTEREST EARNING ASSETS:
Cash and Due From Banks	45,858			42,669
Bank Premises and Equipment	39,964			33,952
Other Assets	87,214			43,359
Less: Allowance for Loan Loss	(10,189)			(7,298)
Total Assets	$2,230,295			$1,841,370
LIABILITIES AND SHAREHOLDERS’ EQUITY
INTEREST BEARING LIABILITIES:
Savings Deposits	$55,961	357	1.28%	$51,815	334	1.30%
Time Deposits	558,133	12,701	4.58%	540,684	13,072	4.88%
Interest Bearing Demand Deposits	482,170	5,565	2.32%	392,614	6,184	3.18%
Total Interest Bearing Deposits	1,096,264	18,623	3.42%	985,113	19,590	4.01%
Short-term Interest Bearing Liabilities	309,044	5,139	3.34%	280,657	6,722	4.83%
Long-term Interest Bearing Liabilities – FHLB Dallas	239,541	4,597	3.86%	103,515	2,318	4.52%
Long-term Debt (5)	60,311	2,047	6.83%	20,619	860	8.30%
Total Interest Bearing Liabilities	1,705,160	30,406	3.59%	1,389,904	29,490	4.28%
NONINTEREST BEARING LIABILITIES:
Demand Deposits	360,125			318,189
Other Liabilities	23,324			18,692
Total Liabilities	2,088,609			1,726,785

Minority Interest in SFG	576			-

SHAREHOLDERS’ EQUITY	141,110			114,585
Total Liabilities and Shareholders’ Equity	$2,230,295			$1,841,370
NET INTEREST INCOME		$35,315			$21,632
NET YIELD ON AVERAGE EARNING ASSETS			3.44%			2.52%
NET INTEREST SPREAD			2.80%			1.68%
(1)  Interest on loans includes fees on loans that are not material in amount.
(2)  Interest income includes taxable-equivalent adjustments of $1,195 and $1,108 for the six months ended June 30, 2008 and 2007, respectively.
(3)  Interest income includes taxable-equivalent adjustments of $855 and $437 for the six months ended June 30, 2008 and 2007, respectively.
(4)  For the purpose of calculating the average yield, the average balance of securities is presented at historical cost.
(5)  Represents junior subordinated debentures issued by us to Southside Statutory Trust III, IV, and V in connection with the issuance by Southside Statutory Trust III of $20 million of trust preferred securities, Southside Statutory Trust IV of $22.5 million of trust preferred securities, Southside Statutory Trust V of $12.5 million of trust preferred securities and junior subordinated debentures issued by Fort Worth Bancshares, Inc. to Magnolia Trust Company I in connection with the issuance by Magnolia Trust Company I of $3.5 million of trust preferred securities.

Note: As of June 30, 2008 and 2007, loans totaling $5,807 and $1,637, respectively, were on nonaccrual status.  The policy is to reverse previously accrued but unpaid interest on nonaccrual loans; thereafter, interest income is recorded to the extent received when appropriate.

	AVERAGE BALANCES AND YIELDS
	(dollars in thousands)
	(unaudited)
	Three Months Ended
	June 30, 2008			June 30, 2007
	AVG BALANCE	INTEREST	AVG YIELD	AVG BALANCE	INTEREST	AVG YIELD
ASSETS
INTEREST EARNING ASSETS:
Loans(1) (2)	$978,109	$18,333	7.54%	$768,744	$13,238	6.91%
Loans Held For Sale	3,262	39	4.81%	4,458	55	4.95%
Securities:
Investment Securities (Taxable)(4)	42,475	390	3.69%	50,584	616	4.88%
Investment Securities (Tax-Exempt)(3)(4)	96,548	1,543	6.43%	40,747	726	7.15%
Mortgage-backed and Related Securities (4)	927,506	12,020	5.21%	804,026	10,163	5.07%
Total Securities	1,066,529	13,953	5.26%	895,357	11,505	5.15%
FHLB stock and other investments, at cost	28,478	214	3.02%	17,778	330	7.45%
Interest Earning Deposits	725	5	2.77%	550	10	7.29%
Federal Funds Sold	3,838	19	1.99%	1,945	23	4.74%
Total Interest Earning Assets	2,080,941	32,563	6.29%	1,688,832	25,161	5.98%
NONINTEREST EARNING ASSETS:
Cash and Due From Banks	43,634			40,259
Bank Premises and Equipment	39,938			35,342
Other Assets	85,635			42,910
Less: Allowance for Loan Loss	(10,358)			(7,360)
Total Assets	$2,239,790			$1,799,983
LIABILITIES AND SHAREHOLDERS’ EQUITY
INTEREST BEARING LIABILITIES:
Savings Deposits	$57,996	185	1.28%	$52,454	170	1.30%
Time Deposits	518,324	5,219	4.05%	548,969	6,711	4.90%
Interest Bearing Demand Deposits	488,099	2,464	2.03%	395,653	3,144	3.19%
Total Interest Bearing Deposits	1,064,419	7,868	2.97%	997,076	10,025	4.03%
Short-term Interest Bearing Liabilities	258,078	1,839	2.87%	231,818	2,776	4.80%
Long-term Interest Bearing Liabilities – FHLB Dallas	321,995	3,011	3.76%	94,082	1,086	4.63%
Long-term Debt (5)	60,311	962	6.42%	20,619	432	8.29%
Total Interest Bearing Liabilities	1,704,803	13,680	3.23%	1,343,595	14,319	4.27%
NONINTEREST BEARING LIABILITIES:
Demand Deposits	368,564			320,966
Other Liabilities	21,908			18,927
Total Liabilities	2,095,275			1,683,488

Minority Interest in SFG	472			-

SHAREHOLDERS’ EQUITY	144,043			116,495
Total Liabilities and Shareholders’ Equity	$2,239,790			$1,799,983
NET INTEREST INCOME		$18,883			$10,842
NET YIELD ON AVERAGE EARNING ASSETS			3.65%			2.57%
NET INTEREST SPREAD			3.06%			1.71%
(1)  Interest on loans includes fees on loans that are not material in amount.
(2)  Interest income includes taxable-equivalent adjustments of $605 and $560 for the three months ended June 30, 2008 and 2007, respectively.
(3)  Interest income includes taxable-equivalent adjustments of $383 and $221 for the three months ended June 30, 2008 and 2007, respectively.
(4)  For the purpose of calculating the average yield, the average balance of securities is presented at historical cost.
(5)  Represents junior subordinated debentures issued by us to Southside Statutory Trust III, IV, and V in connection with the issuance by Southside Statutory Trust III of $20 million of trust preferred securities, Southside Statutory Trust IV of $22.5 million of trust preferred securities, Southside Statutory Trust V of $12.5 million of trust preferred securities and junior subordinated debentures issued by Fort Worth Bancshares, Inc. to Magnolia Trust Company I in connection with the issuance by Magnolia Trust Company I of $3.5 million of trust preferred securities.

Note: As of June 30, 2008 and 2007, loans totaling $5,807 and $1,637, respectively, were on nonaccrual status.  The policy is to reverse previously accrued but unpaid interest on nonaccrual loans; thereafter, interest income is recorded to the extent received when appropriate.